NEWS RELEASE FOR
RELEASE AFTER MARKET CLOSE

ZEMEX CORPORATION SETTLES HECLA LITIGATION

Toronto, Canada – January 20, 2003 – Zemex Corporation (NYSE, TSE: ZMX) Zemex Corporation announces that it has reached agreement with Hecla Mining Company to settle the lawsuit brought by Hecla against Zemex over the failure of Zemex to close the purchase of Hecla’s subsidiary K-T Clay Company in early 2001.

Peter Gillin, President and Chief Executive Officer of Zemex, stated; “While the Corporation believed it had a strong defence, with a trial date scheduled for later this month, the settlement was reached in order to eliminate litigation risk, timing uncertainties and the demands that would have been placed on management brought about by this action”. The settlement will have an after tax cost to Zemex of approximately US$3.2 million or US$0.43 per share. Pursuant to the settlement agreement, Zemex will release an escrow deposit of approximately US$2.15 million, with the balance of approximately US$1.8 million to be paid by February 3, 2003. Hecla was claiming US$13.5 million in damages.

Zemex Corporation is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.

For further information, please contact:	R. Peter Gillin (416) 815-3171

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.